Exhibit 99.1

Legacy Reserves LP Announces $250 Million Offering of Senior Notes

MIDLAND, Texas, May 8, 2014 (GLOBE NEWSWIRE) — Legacy Reserves LP (Nasdaq:LGCY) (“Legacy” or the “Company”), together with its wholly owned subsidiary Legacy Reserves Finance Corporation, today announced that they intend to offer, subject to market and other conditions, an additional $250 million in aggregate principal amount of 6.625% senior unsecured notes due 2021 (the “notes”).

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Legacy expects to use the net proceeds of this offering to fund a portion of the cash consideration for its previously announced acquisition of a non-operated interest in oil and natural gas properties in the Piceance Basin in Garfield County, Colorado. Pending the use of the proceeds for these purposes, Legacy intends to apply the net proceeds to reduce outstanding borrowings under its revolving credit facility.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135C under the Securities Act.

CONTACT:

Legacy Reserves LP

Dan Westcott

Executive Vice President and Chief Financial Officer

432-689-5200